UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2010

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33334	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.	Other Events.

On March 15, 2010, Petrohawk Energy Corporation (the “Company”) issued a press release announcing that on March 10, 2010, it had entered into an agreement to sell its interest in Terryville Field, located in Lincoln and Claiborne Parishes, Louisiana, to WildHorse Resources, LLC, an unrelated private company, for $320 million cash, subject to customary purchase price adjustments for, among other things, title and environmental defects in excess of specified thresholds. As of December 31, 2009, this property had estimated proved reserves of approximately 110 billion cubic feet of natural gas equivalent (Bcfe), 53% of which was proved developed, and current production of approximately 20 million cubic feet of natural gas equivalent per day (Mmcfe/d). The transaction is expected to close on or before May 31, 2010, with an effective date of January 1, 2010. The transaction is subject to customary closing conditions and post-closing indemnities. To date, the Company has entered into agreements to sell an aggregate of approximately $500 million in properties, including a previously announced agreement to sell the Company’s interest in the West Edmond Hunton Lime Unit Field in Oklahoma County, Oklahoma (23 Bcfe of proved reserves and 12 Mmcfe/d of production).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION

By:	/s/ C. Byron Charboneau
C. Byron Charboneau Vice President—Chief Accounting Officer and Controller

Date: March 16, 2010